EXHIBIT 10.1

FORM OF

PROFITABLE GROWTH INCENTIVE

AWARD AGREEMENT

201     – 201

[2-Year Performance Period]

[Name],

Congratulations! On             , 201    , Leggett & Platt, Incorporated (the “Company”) granted you a Profitable Growth Incentive Award (the “Award”) under the Company’s Flexible Stock Plan (the “Stock Plan”). The Award is granted subject to the enclosed Terms and Conditions – Profitable Growth Incentive (201     – 201    ) (the “Terms and Conditions”).

You have been granted a base Award of [XXXX] growth performance stock units (“GPSUs”). The number of GPSUs for your base Award was determined by multiplying your current annual base salary by your Award multiple (set by Senior Management and approved by the Compensation Committee), and dividing this amount by the average closing share price of the Company’s stock for the 10 business days following the 201     fourth quarter earnings release.

A percentage of your base Award will vest on December 31, 201     and will be paid out in a combination of cash and shares of the Company’s common stock, as described in the Terms and Conditions, by March 15, 201    . Fifty percent of your vested Award will be paid out in cash, and the Company intends to pay out the remaining 50% in shares of the Company’s common stock.

As described in the Terms and Conditions, the payout you ultimately receive from this Award depends on [the Company’s] [the XXX Segment’s] EBITDA Margin and Revenue Growth during the [2-year] 201     – 201     Performance Period.

A percentage of your base Award will vest (ranging from 0% to 250%), according to the schedule below:

EBITDA Margin	Award Payout Percentage
X+ %	0%	100%	138%	175%	212%	250%
X+ %	0%	75%	100%	138%	175%	212%
X+ %	0%	50%	75%	100%	138%	175%
X%	0%	25%	50%	75%	100%	138%
<X%	0%	0%	0%	0%	0%	0%
	<Y %	Y %	Y+ %	Y+ %	Y+ %	Y+ %
	Revenue Growth

By signing below, you confirm that you understand and agree that this Award is granted subject to the Terms and Conditions and the Stock Plan, and that the Terms and Conditions are included in this Agreement by reference.

A summary of the Flexible Stock Plan and the Company’s most recent Annual Report to Shareholders are available upon request to the Corporate Human Resources Department.

Accepted and Agreed:

Date:

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

FORM OF

PROFITABLE GROWTH INCENTIVE

TERMS AND CONDITIONS

201     – 201

[2-Year Performance Period]

1. Performance Period and Payout Percentage. Your payout under this Profitable Growth Incentive Award (the “Award”) will depend on (i) the base award of growth performance stock units (“GPSUs”) shown on your Award Agreement and (ii) the Company’s or applicable profit centers’ performance during the two-year period beginning January 1, 201     and ending December 31, 201     (the “Performance Period”).

Your Award Agreement sets forth your Revenue Growth and EBITDA Margin targets for the Company or applicable profit centers during the Performance Period. Based upon this performance matrix, you can earn up to 250% of your base Award (the “Payout Percentage”). No payout will be earned if either or both of the Revenue Growth or the EBITDA Margin thresholds are not met. Payouts will be interpolated for achievement falling between the target levels shown in the Award Agreement.

Revenue Growth for the Company or applicable profit centers will be the compound annual growth rate (“CAGR”) of the Total Incremental Revenue compared to the Base Year Revenue. “Base Year Revenue” is the total Revenue of the Company or applicable profit centers in the fiscal year immediately preceding the Performance Period. “Total Incremental Revenue” is the cumulative Revenue of the Company or applicable profit centers during the Performance Period, minus two times the Base Year Revenue.

For example, assume a profit center has Base Year Revenue of $500 million and a targeted Revenue Growth of 4%. At the targeted 4% CAGR, the $500 million in Base Year Revenue would grow to $520 million in the first year, and the $520 million would grow to $541 million in the second year. Therefore, to achieve the 4% Revenue Growth Target, the profit center must produce Total Incremental Revenue of $61 million [$520 + $541 – (2 X $500)].

EBITDA Margin for the Company or applicable profit centers is their cumulative Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) over the Performance Period divided by the total Revenue over the Performance Period. EBITDA results will be adjusted to eliminate gain or loss from non-cash impairments.

The calculations for Revenue Growth and EBITDA Margin will include results from businesses acquired during the Performance Period. Revenue Growth and EBITDA Margin will exclude results for any businesses divested during the Performance Period, and the divested businesses’ Revenue will also be deducted from Base Year Revenue. EBITDA Margin will be adjusted for all items of gain, loss or expense that are (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, as determined in accordance with standards established under Generally Accepted Accounting Principles.

2. Vesting of Award and Form of Payout. With the exception of early vesting for circumstances described in Sections 3 and 4, this Award will vest on December 31, 201     (the “Vesting Date”), as described in Section 1. Fifty percent (50%) of your vested Award will be paid out in cash, and the Company intends to pay out the remaining fifty percent (50%) in shares of the Company’s common stock, although the Company reserves the right to pay up to one hundred percent (100%) of the vested Award in cash. The portion of the Award that is paid in cash is referred to as the “Cash Portion,” and the portion of the Award that is paid in shares of the Company’s common stock is referred to as the “Stock Portion.” Your vested Award will be paid out as soon as reasonably practicable following the end of the Performance Period but in no event later than March 15, 201     (the “Payout Date”). On the Payout Date, the Company will issue to you (i) one share of the Company’s common stock for each vested GPSU comprising the Stock Portion of your Award, subject to reduction for tax withholding, and (ii) a check with a gross value equal to the closing market price of the Company’s common stock on the last business day of the Performance Period (or the date of the Change in Control if Section 4 applies) times the number of vested GPSUs comprising the Cash Portion of your Award, subject to reduction for tax withholding. As described in Section 7, the Company will withhold from both the Stock and Cash Portions of your payout any amount required to satisfy applicable tax withholding requirements.

3.	Termination of Employment.

a.	Except as provided in Section 3(b) and Section 4, if your employment is terminated for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of employment. Termination of employment and similar terms when used in this Award refer to a termination of employment that constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code.

b.	If your termination of employment during the Performance Period is due to Retirement (as defined below), death, or Disability (as defined below), you will receive a pro rata number of shares following the end of the Performance Period for each full calendar year prior to your termination.

“Retirement” means you voluntarily quit (i) on or after age 65, or (ii) on or after age 55 if you have at least 20 years of service with the Company or any company or division acquired by the Company.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year; provided, however, the Award shall continue to vest for 18 months after Disability begins.

c.	The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

4. Change in Control. If, during the Performance Period, a Change in Control of the Company (as defined in the Flexible Stock Plan) occurs and your employment is terminated either (i) by the Company (for reasons other than Disability or Cause) or (ii) by you for Good Reason, then the Company (or its successor) will issue to you 250% of your Base Award, within thirty (30) days following your termination of employment (subject to delay until the first day of the first month that is more than six months following your separation from service to the extent required in Section 16.7 of the Stock Plan, if you are a specified employee within the meaning of Section 409A of the Internal Revenue Code).

a.	Termination by Company for Cause. Termination for “Cause” under this Agreement shall be limited to the following:

i.	Your conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

ii.	Your willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes material injury to the Company or (ii) results in a material personal enrichment to you at the expense of the Company; or

iii.	Your continued, repeated, willful failure to substantially perform your duties; provided, however, that no discharge shall be deemed for Cause under this subsection (a) unless you first receive written notice from the Company advising you of specific acts or omissions alleged to constitute a failure to perform your duties, and such failure continues after you have had a reasonable opportunity to correct the acts or omissions so complained of.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory.

b.	Termination by Executive for Good Reason. You may terminate your employment for “Good Reason” following a Change in Control by giving notice of termination to the Company during the Performance Period following (i) any action or omission by the Company described in this Section or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission.

The actions or omissions which may lead to a termination of employment for Good Reason are as follows:

i.	A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

ii.	A change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, status, authority or responsibility; or

iii.	A material reduction in your target annual incentive opportunity as in effect immediately prior to the Change in Control, expressed as a percentage of base salary; or

iv.	A requirement by the Company that you be based or perform your duties anywhere other than at the location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

v.	A material reduction in annual target value of your long-term incentive awards as in effect immediately prior to the Change in Control (with the value determined in accordance with generally accepted accounting standards); or

vi.	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 12 of this Agreement; or

vii.	Any purported termination of your employment for Disability or for Cause that is not carried out pursuant to a notice of termination which satisfies the requirements of Section 4(c); and for purposes of this Agreement, no such purported termination shall be effective.

c.	Notice of Termination. Any purported termination by the Company of your employment shall be communicated by notice of termination to the other party. A notice of termination shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

d.	Date of Termination. The date your employment is terminated under this Section 4 is the “Date of Termination.” In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period). If your employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If your employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

5. Transferability. The Award may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued or settled in cash.

6. No Rights as Shareholder. You will not have the rights of a shareholder with respect to the Stock Portion of the Award until the shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the shares prior to issuance.

7. Withholding. You will recognize taxable income equal to the fair market value of the shares underlying the Stock Portion of the Award on the Payout Date plus the dollar value of the Cash Portion of the Award. This amount is subject to ordinary income tax and payroll tax. The Company will withhold (at the Company’s required withholding rate) any amount required to satisfy applicable tax laws (i) in cash from the Cash Portion of the payout and (ii) in shares from the Stock Portion of the payout. The Company, at its discretion, may allow you to pay the taxes due on the Stock Portion of the payout in cash instead of shares if you make suitable arrangements with the Company prior to the Payout Date.

The income and tax withholding generated by your payout will be reported on your W-2. If your personal income tax rate is higher than the Company’s minimum required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, the shares you receive for the Stock Portion of your payout will have a tax basis equal to the closing price of L&P stock on the Payout Date.

8. Noncompetition. For two years after the Payout Date of this Award, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” for the Cash Portion of your Award is equal to (i) the cash paid to you on the Payout Date of this Award (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. “Award Gain” for the Stock Portion of your Award is equal to (i) the number of shares distributed to you on the Payout Date of this Award times the fair market value of L&P stock on the Payout Date (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution.

If any restriction in this Section is deemed unenforceable, then the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

9. Repayment of Awards. If, within 24 months after an Award is paid, the Company is required to restate previously reported financial results, the Committee will require all Award recipients to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written Notice of Repayment documenting the corrected Award calculation and the amount and terms of repayment.

In addition, the Committee may require repayment of the entire Award from any Award recipients determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

The Award recipient must repay the amount specified in the Notice of Repayment. The Committee may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

10. Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

11. Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

12. Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award Agreement. As used in the Award Agreement, “Company” means (i) Leggett & Platt, Incorporated, its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award Agreement by operation of law.

13. Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation.

This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.